AMENDMENT NO. 40 TO MANAGEMENT AGREEMENT

This Amendment No. 40 to the Management Agreement dated December 8, 2000 as amended on February 12, 2001, October 1, 2001, May 1, 2002, January 1, 2003, May 1, 2003, December 1, 2003, January 1, 2004, April 30, 2004, January 1, 2005, April 30, 2005, July 1, 2005, September 30, 2005, November 1, 2005, December 1, 2005, December 19, 2005, January 1, 2006, May 1, 2006, October 1, 2006, November 1, 2006, January 1, 2007, April 30, 2007, October 31, 2007, November 1, 2007, February 1, 2008, April 28, 2008, August 8, 2008, September 2, 2008, May 1, 2009, April 30, 2010, April 18, 2011, May 1, 2011, April 30, 2012 and November 2, 2012 (the “Agreement”), by and between Met Investors Series Trust (the “Trust”) and Met Investors Advisory Corp. (a predecessor to MetLife Advisers, LLC) (the “Adviser”), is entered into effective the 7th day of January, 2013.

WHEREAS the Agreement provides for the Adviser to provide certain services to the Trust for which the Adviser is to receive agreed upon fees; and

WHEREAS the Adviser and the Trust desire to make certain changes to the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the Adviser and the Trust hereby agree that the Agreement is amended as follows:

1. Schedule A of the Agreement with regard to the American Funds® Bond Portfolio hereby is amended in whole to read as follows:

Portfolio	Percentage of average daily net assets
JPMorgan Core Bond Portfolio (formerly American Funds® Bond Portfolio)	0.55%

2. All other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the 7th day of January, 2013.

MET INVESTORS SERIES TRUST		METLIFE ADVISERS, LLC

By:	/s/ Alan C. Leland, Jr.	By:	/s/ Jeffrey L. Bernier
	Alan C. Leland, Jr. Vice President		Jeffrey L. Bernier Senior Vice President